EXHIBIT 23.1

             INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM'S CONSENT



We consent to the inclusion in this Registration Statement on Form SB-2, of our report dated November 19, 2004, with respect to our audit of the consolidated balance sheets of Rick's Cabaret International, Inc. as of September 30, 2004 and 2003, and related consolidated statements of income, changes in shareholders' equity, and cash flows for the years then ended, which report appears in the Prospectus, and is part of this Registration Statement. We also consent to the reference to our firm under the heading "Experts" in such Prospectus.

/s/ Whitley Penn

Dallas, Texas
August 22, 2005